Exhibit 15

The Board of Directors
Duke-Weeks Realty Corporation

Gentlemen:

RE:  Registration Statements Nos. 33-64659, 333-62381, 333-42513, 333-39965, 333-50081,
33-55727, 333-24289, 333-26833, 333-66919, 333-35008, 333-82061, 333-82063, 333-85009,
333-39498, 333-44858, 333-51344, 333-37920, 333-35162, 333-59138 and 333-59508

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 25, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP
Indianapolis, Indiana
August 14, 2001